Exhibit 99.1

Press Release

For Immediate Release

Contact:	Christopher D. Myers
President and CEO
(909) 980-4030

Ronald O. Kruse Announces Retirement as Chairman of CVB Financial Corp.; D. Linn Wiley Appointed as Successor Chairman

Ontario – March 19, 2014. CVB Financial Corp. (NASDAQ: CVBF) and its principal subsidiary, Citizens Business Bank (together, the “Company”), announced today that Ronald O. Kruse has decided to retire as Chairman of the Board, effective immediately. He will subsequently retire as a member of the Board of Directors, effective at the conclusion of CVBF’s annual meeting of shareholders on May 22, 2014. Mr. Kruse informed the Board of Directors of his decision at its monthly meeting earlier today.

The Company also announced that the Board of Directors has elected D. Linn Wiley as the new Chairman of the Board and elected George A. Borba, Jr. and Raymond V. O’Brien III as new Vice-Chairmen of the Board.

Mr. Kruse is a founding director of the Company. He has served on the Board for 40 years, and acceded to the position of Chairman following the death of George Borba, Sr. in October, 2012.

“Ronald Kruse has been an integral part of our Company since its origin in 1974” stated Christopher D. Myers, the Company’s President and CEO. “While we are sorry to see him retire, we appreciate the many years of guidance and support he has provided us.”

Mr. Myers continued: “We are fortunate that Linn Wiley has agreed to assume the role of Chairman of the Board. Linn was President and CEO of the Company from 1991 until his retirement in 2006. He was named Vice Chairman of the Board in 2006 and has served in that capacity for the past eight years. Linn is well-known and respected by our customers, investors, and associates and has played a prominent role in helping our company achieve its current position as one of California’s top-rated financial institutions.”

George A. Borba, Jr. has served on our Board since 2012 and represents the family of one of our largest shareholders. He is a prominent dairyman in the Central Valley, where Citizens Business Bank is an active lender to dairy, livestock and agricultural businesses. He is currently President and CFO of Bellanave Dairy Corp. and CFO of West Kern Dairy, both in Bakersfield, California, which together represent one of the larger dairy operations in California. Mr. Borba earned a B.S degree in Agricultural Business Management from the California Polytechnic University in San Luis Obispo and has served on the Board of the Western United Dairymen.

Raymond V. O’Brien III has also served on our Board since 2012 and has an extensive background in both manufacturing and banking. He has been a banker at Chase Manhattan Bank and 1st Business Bank and was a founding director of American Business Bank. He is currently the CEO and owner of Cal Plate, Inc. based in Artesia, California. He earned his B.B.A. from the University of Notre Dame.

About CVB Financial Corp.

CVB Financial Corp. is the holding company for Citizens Business Bank. The Bank is the largest financial institution headquartered in the Inland Empire region of Southern California with assets of $6.7 billion. Citizens Business Bank has 37 Business Financial Centers, six Commercial Banking Centers and three trust office locations in 39 cities serving the Inland Empire, Los Angeles County, Orange County, San Diego County and the Central Valley areas of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF”. For investor information on CVB Financial Corp., please visit our Citizens Business Bank website at www.cbbank.com and click on the “Our Investors” tab.